Exhibit 10.91

SBA COMMUNICATIONS CORPORATION

INCENTIVE STOCK OPTION AGREEMENT

This INCENTIVE STOCK OPTION AGREEMENT (this “Agreement”) is made by and between SBA Communications Corporation, a Florida corporation (the “Company”), and the participant (the “Participant”) specified on the Grant Acceptance page (the “Grant Acceptance Page”) of the Morgan Stanley StockPlan Connect equity plan administration system (the “System”), effective as of the grant date (the “Grant Date”) specified on the Grant Acceptance Page.  The information set forth on the Grant Acceptance Page is hereafter collectively referred to as the “Notice of Grant”.

WHEREAS, the Board of Directors (the “Board”) and shareholders of the Company previously adopted the SBA Communications Corporation 2010 Performance and Equity Incentive Plan (the “Plan”) (the terms of which are hereby incorporated by reference and made part of this Agreement).

WHEREAS, Section 5 of the Plan provides that the Committee shall have the discretion and right to grant options to any Eligible Individual, subject to the terms and conditions of the Plan and any additional terms provided by the Committee.

WHEREAS, the Committee has determined that it would be to the advantage and best interest of the Company and its shareholders to afford the Participant the opportunity to purchase shares of Class A Common Stock as an inducement to enter into or remain in the service of the Company and as an incentive for increased efforts during such service and has advised the Company thereof and instructed the appropriate officer of the Company to issue options for the purchase of Class A Common Stock.

WHEREAS, the Participant desires to accept the award of options and agrees to be bound by the terms and conditions of the Plan and this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I. DEFINITIONS

Whenever the following terms are used in this Agreement, they shall have the meaning specified below unless the context clearly indicates to the contrary.  The masculine pronoun shall include the feminine and neuter, and the singular shall include the plural, where the context so indicates.  The Participant is directly employed by the Company, a Subsidiary or an Affiliate to provide services to the Company and its Subsidiaries.  Therefore, all references to the Company in the context of the Participant’s employer shall be deemed to be references to both the Company and its Subsidiaries. All capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Plan.

Section 1.1	Administrator

“Administrator” shall mean the officer designated, from time to time, by the Committee to serve as the Administrator and any agents of the Administrator.

Section 1.2	Cause

“Cause” shall mean (i) failure or refusal of the Participant to perform the duties and responsibilities that the Company requires to be performed by him, (ii) gross negligence or willful misconduct by the Participant in the performance of his duties, (iii) commission by the Participant of an act of dishonesty affecting the Company, or the commission of an act constituting common law fraud or a felony, (iv) the Participant’s commission of an act (other than the good faith exercise of his business judgment in the exercise of his responsibilities) resulting in material damages to the Company or (v) the Participant’s violation of any Company Agreement; provided, however, that if the Participant and the Company have entered into an employment agreement which defines “cause” for purposes of such agreement, “cause” shall be defined in accordance with such agreement. The Committee, in its sole and absolute discretion, shall determine whether a termination of employment or service is for Cause.

Section 1.3	Change in Control

“Change in Control” shall mean the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(a) any person or related group of persons (other than the Company or a person that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires Beneficial Ownership of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities unless such acquisition is approved by the majority of the Board members in office immediately preceding such acquisition; or

(b) there is a change in the composition of the Board over a period of twenty four (24) consecutive months (or less) such that a majority of the Board members (rounded up to the nearest whole number) ceases to be comprised of individuals who either (i) have been Board members continuously since the beginning of such period or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were (x) still in office at the time such election or nomination was approved by the Board and (y) not initially (a) appointed or elected to office as a result of either an actual or threatened election and/or proxy contest by or on behalf of a Person other than the Board, or (b) designated by a Person who has entered into an agreement with the Company to effect a transaction described in (a) above or (c) or (d) below; or

(c) the consummation of a merger or consolidation of the Company with any other corporation (or other entity), other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent

(either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 25% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control; or

(d) the consummation of a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(e) the complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets.

The term “Change in Control” shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

Section 1.4	Class A Common Stock

“Class A Common Stock” shall mean the Class A Common Stock of SBA Communications Corporation, par value $0.01 per share.

Section 1.5	Company Agreements

“Company Agreements” shall mean, collectively, the Company’s Code of Ethics, Code of Conduct, Insider Trading Policy, Employee Confidentiality, Non-Competition, Anti-Solicitation and Invention Agreement, International Anti-Corruption Compliance Policy, or other policy of, or contractual obligation with, the Company to which the Participant is subject.

Section 1.6	Disability

“Disability” shall mean “permanent and total disability” within the meaning of Section 22(e)(3) of the Code.

Section 1.7	Good Reason
(a) “Good Reason” shall mean the occurrence of any of the following events:

(i) The Officer Participant’s position, title, duties, and reporting responsibilities with the Company become less favorable in any material respect; provided, however, “Good Reason” shall not be deemed to occur under this clause (i) if the following three conditions are satisfied: (A) the diminution in the Officer Participant’s position, duties or reporting responsibilities is solely and directly a result of the Company no longer being a publicly-traded entity; (B) the event resulting in the Company no longer being a publicly-traded entity is a leveraged buyout, acquisition by a private equity fund and/or other similar “going private” transaction and is not as a result of the acquisition of the Company or the business of the Company and its Subsidiaries by another operating company or parent or subsidiary thereof; and (C) the Officer Participant continues to hold the same position and title with the Company and no other act or omission has then occurred that would constitute an event of Good Reason under this definition;

(ii) a reduction in the Officer Participant’s base salary or material benefits, other than an across-the-board reduction applicable to all other officers of the Company; or

(iii) the relocation, without the Officer Participant’s consent, of the Officer Participant’s principal place of business to a location that is more than sixty (60) miles from the Officer Participant’s primary business location.

(b) In order to constitute Good Reason, (i) the Officer Participant must provide written notification of his or her intention to resign within thirty (30) days after the Officer Participant knows, or has reason to know, of the occurrence of any event referred to in clauses (a)(i), (a)(ii) or (a)(iii) above, (ii) such event or condition is not corrected, in all material respects, by the Company within twenty (20) days of its receipt of such notice, and (iii) the Officer Participant resigns his or her employment with the Company or its applicable Subsidiary not more than thirty (30) days following the expiration of the 20-day period described in the foregoing clause (ii).

(c) Notwithstanding the foregoing, it shall not be an event of Good Reason under this Agreement for the Company (i) to adopt (or subsequently amend) one or more claw-back, mandatory deferral or other risk management policies related to the Company’s incentive compensation plans or arrangements, including without limitation the Company’s Executive Compensation Recoupment Policy,  (ii) to adopt (or subsequently amend) stock ownership guidelines related to the Company’s Class A Common Stock or (iii) to subject the compensation payable to the Officer Participant under this Agreement to these policies or guidelines; provided that, except as otherwise required by law, such policies are generally applicable to the Company’s officers.

(d) The date of resignation for Good Reason shall be the date specified in a written notice of resignation from the Officer Participant to the Company; provided, however, that no such written notice shall be effective unless the cure period specified in clause (b) above has expired without the Company having corrected the event or events subject to cure.

(e) Notwithstanding the foregoing, if the Officer Participant and the Company have entered into an employment agreement which defines “good reason” for purposes of such agreement, “good reason” shall be defined in accordance with such agreement.

Section 1.8	Qualified Retirement

A  “Qualified Retirement” shall occur if the Participant meets the following criteria at the time of his or her Termination of Employment:

(i) the Participant is Retirement Eligible; and

(ii) the Participant has provided the Company with notice of his or her intent to retire from employment with the Company, a Subsidiary or an Affiliate (x) at least six (6) months prior to the intended retirement date if the Participant is, at the time of notice, an Officer Participant (as that term is defined in Section 16.3(i) of the Plan) or (y) sixty (60) days prior to the intended retirement date for all other Participants;

provided, however, a Participant shall not be deemed to have had a Qualified Retirement unless, no later than 5 business days after the Participant’s Termination of Employment, the Participant agrees, in such manner as the Company may require, that the provisions of his/her Employee Confidentiality, Noncompetition and Invention Agreement for the Protection of Company Assets, if any, with the Company (or in the absence of such an agreement, provisions of a similar agreement to be entered into between the Participant and the Company not later than 5 business days after the Participant’s Termination of Employment, in such form as the Company may require) (collectively the “Restrictive Covenant Agreements”) shall apply until the earlier of the 4th anniversary of the Grant Date or the date that the Option becomes fully vested and exercisable pursuant to Section 3.4.

Section 1.9	Retirement Eligible

“Retirement Eligible” shall mean the date that the Participant shall have met each of the following criteria:

(i) the Participant has attained age 55 and completed at least 5 Years of Service, and
(ii) the sum of the Participant’s age and Years of Service equals or exceeds 70.

For purposes of this definition, a “Year of Service” shall mean a period of 12 months, whether or not consecutive, during which the Participant has performed services as an employee of the Company, a Subsidiary or an Affiliate.

Section 1.10	Retirement Eligible Option

“Retirement Eligible Option” shall mean the portion, if any, of the Option that is not exercised within 90 days after the Participant’s Termination of Employment for reasons other than the Participant’s death or Disability, and that remains outstanding after such 90 day period by reason of Section 3.3(a)(iv) of this Agreement.

Section 1.11	Rule 16b-3

“Rule 16b-3” shall mean that certain Rule 16b-3 under the Securities Exchange Act of 1934, as amended, as such Rule may be amended from time to time.

Section 1.12	Securities Act

“Securities Act” shall mean the Securities Act of 1933, as amended.

Section 1.13	Termination of Employment

“Termination of Employment” shall mean, (i) in the case of a Participant that holds an  option that meets the requirements of an Incentive Stock Option, the termination of the employment of a Participant with the Company, a Subsidiary or an Affiliate, and (ii) in the case of a Participant that holds an option that does not meet the requirements of an Incentive Stock Option, the termination of the employment or other service of a Participant with the Company, a Subsidiary or an Affiliate, in each case with or without Cause, including, but not by way of limitation, a termination by resignation, discharge, death, Disability or retirement; but excluding, unless it is the express policy of the Company, a Subsidiary or an Affiliate, as the case may be, or the Committee otherwise provides, (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by the Company, or the Committee; provided that unless reemployment upon the expiration of such leave is guaranteed by contract or law, such leave is for a period of not more than three (3) months.  The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation,  the question of whether a Termination of Employment resulted from a discharge for Cause, and all questions of whether a particular leave of absence constitutes a Termination of Employment; provided, however, that, in the case of clause (i) above, unless otherwise determined by the Committee in its discretion, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Employment if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under said Section.  If the Participant is not an employee of the Company or one of its Subsidiaries and provides other services to the Company or one of its Subsidiaries, the Committee shall be the sole judge of whether the Participant continues to render services to the Company or one of its Subsidiaries and the date, if any, upon which such services shall be deemed to have terminated. Notwithstanding any other provision of this Agreement or of the Plan, the Company has an absolute and unrestricted right to terminate the Participant’s employment at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in writing.

ARTICLE II. GRANT OF OPTION
Section 2.1	Grant of Option

Subject to the terms and conditions provided in this Agreement and the Plan, the Company hereby grants to the Participant an Incentive Stock Option to purchase any part or all of a total of that number of shares of its Class A Common Stock set forth in the Notice of Grant (the “Option”).

Section 2.2	Exercise Price

The exercise price per share of Class A Common Stock covered by the Option shall be the amount set forth in the Notice of Grant without commission or other charge (the “Per Share Exercise Price”).

Section 2.3	Consideration to Company

In consideration of the granting of the Option by the Company, the Participant agrees (i) to render faithful and efficient services to the Company, with such duties and responsibilities as the Company shall from time to time prescribe, and (ii) to comply with all Company Agreements to which the Participant is subject from time to time.  Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue in the employ of the Company, or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to remove the Participant at any time for any reason whatsoever, with or without Cause.

Section 2.4	Forfeiture of Rights

Notwithstanding anything in this Agreement to the contrary, if the Committee determines, in its sole discretion, that the Participant has violated any Company Agreement to which the Participant is subject, the Committee may, in its sole discretion, terminate any or all rights to payments or benefits to which the Participant is entitled under this Agreement and the Plan.  To the extent that the Option is terminated, then any portion of the Option that is not vested or has not been exercised on such date shall be cancelled.

Section 2.5	Adjustments in Option

Notwithstanding any other provision of this Agreement, the Committee may make adjustments with respect to the Option in accordance with the provisions of Section 16 of the Plan; provided, however, that each such adjustment shall be made in such manner as not to constitute a “modification” within the meaning of Section 424(h)(3) of the Code, unless the Participant consents to an adjustment which would constitute such a “modification.”

ARTICLE III. PERIOD OF EXERCISABILITY
Section 3.1	Commencement of Exercisability

(a) Subject to Sections 3.3 and 3.4, the Option shall vest and become exercisable in four (4) annual installments on each of the anniversaries of the Grant Date in those amounts set forth in the Notice of Grant.

(b) Notwithstanding the foregoing, subject to the provisions of Sections 3.3 and 3.4 below:

(i) upon the Participant’s Termination of Employment, other than by reason of death, Disability or a Qualified Retirement, the Participant’s unvested Options shall expire and the Participant shall have no further right to exercise such Options; and

(ii) upon the Participant’s Termination of Employment by reason of a Qualified Retirement, the Participant’s unvested Options shall not expire and instead, shall vest or expire as follows:

(A) If the Participant’s Termination of Employment occurs at least three months but less than twelve months after the Grant Date, only a portion of the unvested Options granted pursuant to this Agreement shall continue to vest in accordance with those dates set forth in Section 3.1(a) above, and that number shall be the product of (x) the number of Options granted pursuant to this Agreement that have not yet vested multiplied by (y) the number of days that the Participant remained employed with the Company after the Grant Date divided by 365 (or 366 in a leap year), rounded up to the nearest whole number, and any remaining unvested Options shall be forfeited; and

(B) If the Participant’s Termination of Employment occurs at least twelve months after the Grant Date, any portion of the Options that is not yet vested shall continue to vest in accordance with those dates set forth in Section 3.1(a) above.

Section 3.2	Duration of Exercisability

The installments provided for in Section 3.1 are cumulative.  Each such installment which becomes exercisable pursuant to Section 3.1 shall remain exercisable until it becomes unexercisable under Section 3.3.

Section 3.3	Expiration of Option
(a) Except as otherwise provided in Section 4.3(f), the Option may not be exercised to any extent by anyone after the first to occur of the following events:
(i) the seventh (7th) anniversary of the Grant Date;

(ii) the expiration of ninety (90) days from the date of the Participant’s Termination of Employment unless (A) such Termination of Employment results from the Participant’s death, the Participant’s Disability, or the Participant being discharged for Cause or (B) such Termination of Employment results from a Qualified Retirement and at least three months have elapsed since the Grant Date set forth in the Notice of Grant relating to this Agreement;

(iii) the expiration of one (1) year from the date of the Participant’s Termination of Employment in the event such Termination of Employment results from his death or Disability;

(iv) the expiration of one (1) year following the last vesting date under any Award Agreement with the Participant in the event such Termination of Employment results from a Qualified Retirement and at least three months have elapsed since the Grant Date set forth in the Notice of Grant relating to this Agreement;

(v) the date of the Participant’s Termination of Employment in the event that the Termination of Employment results from his being discharged for Cause; or
(vi) the date that the Committee determines that the Participant’s rights to the Option have been forfeited pursuant to Section 2.4.

(b) Notwithstanding the foregoing, (i) in the event that the Participant breaches any of the provisions of the Restrictive Covenant Agreements, the Company, in its discretion, may require that any Retirement Eligible Options that have not yet been exercised be immediately forfeited and/or that the value realized by the Participant upon the prior exercise of any Retirement Eligible Options be returned by the Participant to the Company immediately upon the written demand from the Company, and (ii) in the event that the Company determines after the Participant’s Termination of Employment that an event occurred prior to such Termination of Employment that would have permitted the Company to terminate the Participant’s employment for Cause, the Company, in its discretion, may require that any Retirement Eligible Options that have not yet been exercised be immediately forfeited.  In addition, all Retirement Eligible Options, and shares of Class A Common Stock acquired upon exercise of any Retirement Eligible Options, shall be treated as unvested options and be subject to forfeiture and recoupment pursuant to the Company’s Executive Recoupment Policy, as it may be amended from time to time, or any successor or similar policy that may be adopted by the Company.

Section 3.4	Acceleration of Exercisability
(a) Change in Control.

(i) If the Participant is employed by the Company, a Subsidiary or an Affiliate as of the date of the Change in Control,  but is not an Officer Participant (as such term is defined in Section 16.3(i) of the Plan), determined as of the Grant Date, in the event of a Change in Control, notwithstanding any vesting schedule provided for hereunder, any portion of the Option that is not yet vested and exercisable on the date such Change in Control is determined to have occurred shall become immediately vested and exercisable for such period of time specified in Section 3.3(a); provided, however, that this acceleration of exercisability shall not take place if this Option becomes unexercisable under Section 3.3 prior to the effective date of the Change in Control.

(ii) If the Participant is employed by the Company, a Subsidiary or an Affiliate as of the date of the Change in Control and is an Officer Participant, determined as of the Grant Date, then if (A) a Change in Control has occurred and (B) the Officer Participant’s employment with the Company (or its successor) is terminated either by the Company (or its successor) without Cause or by the Officer Participant for Good Reason (x) within six months prior to the date on which such Change in Control occurs and it is reasonably demonstrated that such Termination of Employment by the Company without

Cause or by the Officer Participant for Good Reason was in contemplation of a Change in Control, or (y) within twelve (12) months after the date of such Change in Control, then, notwithstanding any vesting schedule provided for hereunder, any portion of the Option that is not yet vested and exercisable on the date such Change in Control or such Termination of Employment is determined to have occurred shall become immediately vested and exercisable for such period of time specified in Section 3.3(a); provided, however, that this acceleration of exercisability shall not take place if this Option becomes unexercisable under Section 3.3 prior to the effective date of such Change in Control or such Termination of Employment.

(iii) If the Participant is not employed by the Company, a Subsidiary or an Affiliate as of the date of the Change in Control and the Participant’s Termination of Employment was due to a Qualified Retirement, then in the event of a Change in Control after such Termination of Employment, notwithstanding any vesting schedule provided for hereunder, any portion of the Option that is not yet vested and exercisable on the date such Change in Control is determined to have occurred shall become immediately vested and exercisable for such period of time specified in Section 3.3(a); provided, however, that this acceleration of exercisability shall not take place if this Option becomes unexercisable under Section 3.3 prior to the effective date of such Change in Control.

(b) Death or Disability.  In the event of the Participant’s Termination of Employment due to the Participant’s death or Disability, notwithstanding any vesting schedule provided in Section 3.1,  any portion of the Option that is not yet vested and exercisable shall become immediately vested and exercisable for such period of time specified in Section 3.3(a)(iii).    In the event the Participant’s Termination of Employment results from a Qualified Retirement and the Participant dies prior to the completion of the vesting schedule provided in Section 3.1, any portion of the Option that is not yet vested and exercisable shall become immediately vested and exercisable for such period of time specified in Section 3.3(a)(iii).

(c) Notwithstanding the provisions of Section 3.3,  subject to the limitations in Section 3.4(a)(ii) with respect to Officer Participants, the Committee may provide, in its sole discretion, that following the Participant’s Termination of Employment, other than a termination resulting from Cause, a Participant may exercise an Option, in whole or in part, at any time subsequent to such Termination of Employment and prior to termination of the Option pursuant to Section 3.3(a) above, either subject to or without regard to any vesting or other limitation on exercise imposed pursuant to this Agreement.

Section 3.5	Limitation on Incentive Stock Options

(a) If at any time the Option does not meet the requirements of an Incentive Stock Option pursuant to Section 422 of the Code, the Option shall be redesignated as a Non-qualified Stock Option automatically on the date of such failure to meet such requirements without further action by the Committee.

(b) Without limiting Section 3.5(a) above, the Participant acknowledges that, to the extent that the aggregate Fair Market Value of stock with respect to which Incentive Stock Options (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code), including the Option, are exercisable for the first time by the Participant during any calendar year (under the Plan and all other Incentive Stock Option plans of the Company, any Subsidiary and any parent corporation thereof (within the meaning of Section 422 of the Code)) exceeds $100,000, such options shall be treated as Non-qualified Stock Options to the extent required by Section 422 of the Code.  The Participant further acknowledges that the rule set forth in the preceding sentence shall be applied by taking options into account in the order in which they were granted.  For purposes of these rules, the Fair Market Value of stock shall be determined as of the time the option with respect to such stock is granted.

(c) Any portion of the Option which the Participant fails to exercise within ninety (90) days after the date the Participant ceases to be a Section 424 Employee, other than due to death or Disability, shall automatically be classified as Non-qualified Stock Options to the extent that the Option has not otherwise terminated.

ARTICLE IV. EXERCISE OF OPTION
Section 4.1	Persons Eligible to Exercise

During the lifetime of the Participant, only the Participant, or any person to whom the Option may be transferred pursuant to Section 5.2 below, may exercise the Option or any portion thereof.  After the death of the Participant, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 3.3, be exercised by his personal representative or by any person empowered to do so under the deceased Participant’s will or under the then applicable laws of descent and distribution.

Section 4.2	Partial Exercise

Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.3.

Section 4.3	Manner of Exercise

The Option, or any exercisable portion thereof, may be exercised solely by delivery to the Administrator on any business day of all of the following prior to the time when the Option or such portion becomes unexercisable under Section 3.3:

(a) A written notice of exercise, which notice shall specify the number of shares with respect to which the Option is being exercised;
(b) Payment in full of the exercise price for the shares of Class A Common Stock for which the Option is being exercised. The exercise price may be paid:
(i) in cash;
(ii) by check;

(iii) by wire transfer;

(iv) in shares of outstanding Class A Common Stock that the Participant already owns which have a fair market value on the date of surrender equal to the aggregate exercise price of the shares with respect to which the Option is being exercised;

(v) pursuant to a “cashless” exercise/sale procedure; or
(vi) pursuant to a “net exercise” arrangement in accordance with Section 7.8(iv) of the Plan;

(c) A bona fide written representation and agreement, in a form satisfactory to the Committee, signed by the Participant or other person then entitled to exercise such Option or portion, stating that the shares of Class A Common Stock are being acquired for his own account, for investment and without any present intention of distributing or reselling said shares or any of them except as may be permitted under the Securities Act and then applicable rules and regulations thereunder, and that the Participant or other person then entitled to exercise such Option or portion will indemnify the Company against and hold it free and harmless from any loss, damage, expense or liability resulting to the Company if any sale or distribution of the shares of Class A Common Stock by such person is contrary to the representation and agreement referred to above.  The Committee may, in its absolute discretion, take whatever additional actions it deems appropriate to insure the observance and performance of such representation and agreement and to effect compliance with the Securities Act and any other federal or state securities laws or regulations.  Without limiting the generality of the foregoing, the Committee may require an opinion of counsel acceptable to it to the effect that any subsequent transfer of shares of Class A Common Stock acquired on an Option exercise does not violate the Securities Act, and may issue stop-transfer orders covering such shares.  Share certificates evidencing stock issued on exercise of this Option shall bear an appropriate legend referring to the provisions of this subsection (c) and the agreements herein.  The written representation and agreement referred to in the first sentence of this subsection (c) shall, however, not be required if the shares of Class A Common Stock to be issued pursuant to such exercise have been registered under the Securities Act, and such registration is then effective in respect of such shares;

(d) Full payment to the Company of all amounts which, under federal, state or local tax law, or other laws of any jurisdiction to which the Participant is subject, it is required to withhold upon exercise of the Option. The Company has the right to deduct from all amounts payable to the Participant as salary or other compensation any taxes required to be withheld with respect to awards under the Plan. The Participant may pay any withholding due in cash, by check, pursuant to a “cashless” exercise/sale procedure or, upon the prior written consent of the Administrator, pursuant to a “net exercise” arrangement; and

(e) In the event the Option or any portion thereof shall be exercised pursuant to Section 4.1 by any person or persons other than the Participant, appropriate proof of the right of such person or persons to exercise the Option.

(f) Notwithstanding anything in this Agreement, the Notice of Grant or the Plan to the contrary, but subject to applicable law, if and only if as of 4:15 p.m. Eastern Time on the 12 date on which the Option would otherwise expire pursuant to Section 3.3(a) above (the “Option Expiration Date”), (i) the then Fair Market Value of one share of Class A Common Stock exceeds the Per Share Exercise Price subject to the Option, and (ii) to the extent the Option remains exercisable and has not otherwise expired, terminated, or been cancelled or forfeited (the “Exercisable Options”), then the Exercisable Options shall be deemed to be automatically exercised immediately prior to the Option Expiration Date (the “Automatic Exercise”) pursuant to a “net exercise” arrangement as described in Section 4.3(b)(vi) above by which the Company shall withhold an amount sufficient to cover the aggregate Exercise Price and applicable withholding amounts attributable to such Exercisable Options. The number of shares of Class A Common Stock so withheld shall be rounded up to the nearest whole number as necessary to avoid fractional shares and any excess amount withheld shall be refunded in cash to the Participant. Notwithstanding the foregoing, the Participant may notify the Company, in writing, at least ten (10) business days in advance of the Option Expiration Date, that the Participant wishes to satisfy the aggregate exercise price obligation and/or applicable withholding tax obligation in whole or in part through payment in cash rather than through reduction in the number of shares issued to the Participant in connection with the Automatic Exercise or, alternatively, that the Participant does not wish for the Option subject to Automatic Exercise to be exercised at all. In its sole discretion, the Company may determine to cease automatically exercising options pursuant to this Section 4.3(f), including the Option, at any time upon at least thirty (30) days advanced notice to the Participant.

Section 4.4	Conditions to Issuance of Class A Common Stock

The shares of Class A Common Stock deliverable upon the exercise of the Option, or any portion thereof, may be either previously authorized but unissued shares or issued shares which have then been reacquired by the Company.  Such shares of Class A Common Stock shall be fully paid and nonassessable.  The Company shall not be required to issue or deliver shares of stock purchased upon the exercise of the Option or portion thereof prior to fulfillment of all of the following conditions:

(a) The admission of such shares of Class A Common Stock to listing on all stock exchanges on which such class of stock is then listed;

(b) The completion of any registration or other qualification of such shares of Class A Common Stock under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Committee shall, in its absolute discretion, deem necessary or advisable;

(c) The obtaining of any approval or other clearance from any state or federal governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable;
(d) The delivery by the Participant of the items set forth in Section 4.3; and
(e) The lapse of such reasonable period of time following the exercise of the Option as the Committee may from time to time establish for reasons of administrative convenience.

Section 4.5	Delivery of Shares of Class A Common Stock

Reasonably promptly after the date that the Option, or a portion thereof, has been exercised in accordance with this Article IV, the Company shall deliver to the Participant (or his transferee in accordance with Section 5.2, or his beneficiary in the event of death) either (i) a certificate evidencing a number of Shares that were underlying the exercised Option or (ii) an electronic issuance evidencing such Shares.

Section 4.6	Rights as Shareholder

The holder of the Option shall have no right to vote or receive dividends or any other rights as a shareholder of the Company in respect of any shares of Class A Common Stock purchasable upon the exercise of any part of the Option unless and until certificates representing such shares of Class A Common Stock shall have been issued by the Company to such holder.

Section 4.7	Nature of Grant.

In accepting the Option, the Participant acknowledges that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;

(b) the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options even if Options have been granted repeatedly in the past;

(c) all decisions with respect to future awards of Options, if any, will be at the sole discretion of the Company;
(d) the Participant’s participation in the Plan is voluntary;

(e) the Option and the Class A Common Stock subject to the Option are outside the Participant’s employment contract, if any, and are not part of, or intended to replace, normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, or end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company;

(f) the future value of the underlying Class A Common Stock is unknown and cannot be predicted with certainty; further, if the Participant exercises the Option and obtains Class A Common Stock, the value of the Class A Common Stock acquired upon exercise may increase or decrease in value, even below the exercise price;

(g) neither the Company, nor any of its Affiliates, is responsible for any foreign exchange fluctuation between local currency and the United States Dollar that may affect the value of the Option; and

(h) the Participant has received and read the 10(a) Prospectus under the Plan pursuant to which the Options are being offered, which Prospectus has been uploaded to the System.
ARTICLE V. OTHER PROVISIONS
Section 5.1	Administration

The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules.  All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Participant, the Company and all other interested persons.  No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Option.  In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement except with respect to matters which under Rule 16b-3 or Section 162(m) of the Code, or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the Committee.

Section 5.2	Limitations on Transferability

This Option shall not be assignable or transferable by the Participant, other than by will or the laws of descent and distribution. Notwithstanding the foregoing, to the extent that any portion of the Option is treated as a Non-qualified Stock Option pursuant to Section 3.5, such Non-qualified Stock Option may be assignable or transferable by the Participant (i) by will or the laws of descent and distribution, (ii) to family members or entities (including trusts) established for the benefit of the Participant or the Participant’s family members; or (iii) to any other person to the extent permitted by applicable securities law; provided, however, that any Non-qualified Stock Option transferred for value may not be exercised under any Registration Statement on Form S-8 and upon exercise of such transferred Non-qualified Stock Option the holder will only be entitled to receive shares of restricted stock that have not been registered under the Securities Act.

Section 5.3	Shares to Be Reserved

The Company shall at all times during the term of the Option reserve and keep available such number of shares of Class A Common Stock as will be sufficient to satisfy the requirements of this Agreement.

Section 5.4	Notices

Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the officer designated as the Administrator from time to time, and any notice to be given to the Participant shall be communicated to him (i) via electronic notification on the System, (ii) by e-mail to the Participant at the Participant’s e-mail address on file with the Company, or (iii) by mail to the Participant at the Participant’s mailing address on file with the Company.  By a notice given pursuant to this Section 5.4, either party may hereafter designate a different address for notices to be given to him.  Any notice which is required to be given to the Participant shall, if the Participant is then deceased, be given to the Participant’s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 5.4.  Any notice delivered by mail shall be deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

Section 5.5	Data Privacy Consent

As a condition of the grant of the Option, the Participant consents to the collection, use and transfer of personal data as described in this paragraph. The Participant understands that the Company holds certain personal information about the Participant, including his or her name, home address and telephone number, date of birth, social security number, salary, nationality, job title, any ownership interests or directorships held in the Company or its Subsidiaries and details of all awards (“Data”). The Participant further understands that the Company and its Subsidiaries will transfer Data among themselves as necessary for the purposes of implementation, administration and management of the Participant’s participation in the Plan, and that the Company and any of its Subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. The Participant authorizes the Company and its Subsidiaries to receive, possess, use, retain and transfer such Data as may be required for the administration of the Plan or the subsequent holding of shares of Class A Common Stock on the Participant’s behalf, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer to a broker or other third party with whom the Participant may elect to deposit any shares of Class A Common Stock acquired under the Plan. The Participant understands that the Participant may, at any time, view such Data or require any necessary amendments to it.

Section 5.6	Titles

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

Section 5.7	Governing Law; Venue.

This Agreement shall be administered, interpreted and enforced under the internal laws of the State of Florida without regard to conflicts of laws thereof. Venue in any action arising out of or relating to this Agreement shall be in federal court in the Southern District of Florida, if federal jurisdiction exists. If federal jurisdiction does not exist, venue shall be in state court in Palm Beach County, Florida.

Section 5.8	Conformity to Securities Laws

The Participant acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Securities Exchange Act of 1934, as amended, and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, including, without limitation, the applicable exemptive conditions of Rule 16b-3.  Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations.  To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

Section 5.9	Amendments

This Agreement and the Plan may be amended without the consent of the Participant provided that such amendment would not affect in any materially adverse manner any rights of the Participant under this Agreement.  No amendment of this Agreement shall, without the consent of the Participant, affect in any materially adverse manner any rights of the Participant under this Agreement.

IN WITNESS WHEREOF, the clicking of the “Accept Grant” button on the Grant Acceptance Page shall act as the Participant’s electronic signature to this Agreement and shall result in a contract between the Participant and the Company as of the date on which the Participant completes such action.  The Participant agrees and acknowledges that the Participant’s electronic signature indicates the Participant’s mutual understanding with the Company to the terms of this Agreement.